Exhibit 14
                          SOUTH JERSEY INDUSTRIES, INC.
                            FINANCIAL CODE OF ETHICS

SJI principal executive officers and financial officers hold an important and increasingly elevated role in corporate governance. As members of the management team, they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved. This Code provides principles to which SJI financial officers are expected to adhere and to advocate. This Code also embodies rules regarding individual and peer responsibilities, as well as responsibilities to SJI, shareholders, the public and other stakeholders.

SJI Financial Management will:

* Act with honesty and integrity, avoiding actual or apparent conflicts of interest.
* Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.
* Comply with rules and regulations of
  federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.
* Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.
* Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.
* Share knowledge and maintain skills important and relevant to constituents' needs.
* Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.
* Achieve responsible use of and control over all assets and resources employed or entrusted.


                                                   Edward J.  Graham
  Charles Biscieglia                               President &
  Chairman                                         Chief Executive Officer


  David A. Kindlick
  Vice President                                   Thomas S. Kavanaugh
  & Chief Financial Officer - SJI                  Controller - SJG

  Stephen H. Clark                                 David Robbins,Jr.
  Treasurer - SJI & SJG                            Treasurer - SJE